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                                                                    EXHIBIT 21.1

                         SUBSIDIARIES OF THE REGISTRANT

     Ivex Packaging Corporation, a Delaware corporation, owns all of the outstanding capital stock of IPC, Inc., a Delaware corporation, which owns all of the outstanding capital stock of the following:

      1.   Packaging Products, Inc., a Delaware corporation

      2. Ivex Corporation, an Ontario corporation, which owns all of the outstanding capital stock of:

                  (i) M & R Plastics Inc., a Quebec corporation which owns all of the outstanding capital stock of:

                              (a)  M&R Plastics Canada, Inc., an Ontario
                                   corporation
                              (b)  2528-5347 Quebec Inc., a Quebec corporation

      3.   Kama of Illinois Corporation, a Delaware corporation

      4.   Valley Express Lines, Inc., a Delaware corporation

      5.   Ivex Paper Mill Corporation, a Delaware corporation

      6. IPMC Holding Corporation, a Delaware corporation, which owns all of the outstanding capital stock of:

                  (i)  IPMC, Inc., a Delaware corporation

      7.   Trio Products, Inc., a Delaware corporation

      8. Ivex Holdings, Ltd., a corporation organized under the laws of England and Wales, which owns all of the outstanding capital stock of:

                  (i)  Kama Europe Limited, a corporation
                       organized under the laws of England and Wales

      9. CFI Industries, Inc., a Delaware corporation, which owns all of the outstanding capital stock of:

                  (i)  Plastofilm Industries, Inc., a Delaware corporation
                  (ii) CFI Recycling, Inc., a Delaware corporation
                  (iii)Plastofilm Limited, a Northern Ireland corporation